Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The following is a list of Mittal Steel Company N.V.’s operating subsidiaries as of December 31, 2006, each wholly- or majority-owned directly or indirectly through intermediate holding companies:

Name of Subsidiary	Country
Companhia Siderúrgica de Tubarão S.A.	Brazil
Dofasco Inc.	Canada
Mittal Steel Lázaro Cárdenas S.A. de C.V.	Mexico
Mittal Steel USA Inc.	USA
Aceria Compacta de Bizkaia S.A.	Spain
Arcelor Atlantique et Lorraine SAS	France
Arcelor Bremen GmbH	Germany
Arcelor Eisenhüttenstadt GmbH	Germany
Arcelor España S.A.	Spain
Arcelor Méditerranée SAS	France
Arcelor Steel Belgium N.V.	Belgium
Arcelor Piombino S.p.a.	Italy
Cockerill Sambre S.A.	Belgium
Industeel Belgium S.A.	Belgium
Industeel France S.A.	France
Mittal Steel Galati S.A.	Romania
Mittal Steel Ostrava a.s.	Czech Republic
Mittal Steel Poland S.A.	Poland
Acindar Industria Argentina de Aceros S.A.	Argentina
Arcelor Bergara, S.A.	Spain
Arelor Huta Warszawa Sp. z.o.o.	Poland
Arcelor Madrid, S.L.	Spain
Arcelor Olaberría, S.L.	Spain
Arcelor Profil Luxembourg S.A.	Luxembourg
Arcelor Rodange S.A.	Luxembourg
Belgo Siderurgia S.A.	Brazil
Mittal Canada Inc.	Canada
Mittal Steel Hamburg GmbH	Germany
Mittal Steel Hochfeld GmbH	Germany
Mittal Steel Point Lisas Ltd.	Trinidad and Tobago
Mittal Steel Ruhrort GmbH	Germany
JSC Mittal Steel Temirtau	Kazakhstan
Mittal Steel Annaba Spa	Algeria
Mittal Steel Liberia Limited	Liberia
Mittal Steel South Africa Ltd.	South Africa
OJSC Mittal Steel Kryviy Rih	Ukraine
Société Nationale de Sidérurgie, S.A.	Morocco
Acesita S.A.	Brazil
Ugine & Alz Belgium N.V.	Belgium
Ugine & Alz France S.A.	France
Arcelor Construction France S.A.	France
Arcelor International America, LLC	USA
Arcelor Auto Processing France SAS	France
Produits d’Usines Métallurgiques Pum-Station Service Acier S.A.	France
Ravené Schäfer GmbH	Germany